Media Contact: William H. Galligan Phone: 816/983-1551

william.h.galligan@kcsr.com

KCS Announces Conclusion of Successful Consent Solicitation

Kansas City, Missouri – February 13, 2007 – Kansas City Southern (“KCS”) (NYSE:KSU) today announced the conclusion of the solicitation of consents by its subsidiary, The Kansas City Southern Railway Company (“KCSR”) from the holders of KCSR’s 91/2% Senior Notes due 2008 and 71/2% Senior Notes due 2009, to amend the indentures under which those notes were issued.

The solicitation commenced on January 29, 2007, ended on February 9, 2007, and was not extended because KCSR obtained, as previously announced, consents form the holders of more than a majority of the principal amount of the notes outstanding to amend their respective indentures.

The indentures have been amended by supplemental indentures and holders of the notes may request copies of the supplements by contacting Investor Relations at KCSR at 427 West 12th Street, Kansas City, Missouri 64105 (telephone 816-983-1551).

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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